UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): August 22, 2011

HIGHER ONE HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-34779	26-3025501
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

25 Science Park New Haven, CT		06511
(Address of principal executive offices)		(Zip Code)

(203) 776-7776
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240-13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement.

Item 1.02.  Termination of a Material Definitive Agreement.

    On August 22, 2011, Higher One Holdings, Inc. (“Higher One”) and certain other parties to that certain Amended and Restated Investor Rights Agreement (the “Agreement”), dated August 26, 2008, terminated the Agreement in accordance with the termination provisions of the Agreement.  Notwithstanding the termination, certain parties to the Agreement that continue to own (i) 5% or more of the total number of shares of common stock outstanding, or (ii) shares of common stock that are not freely sellable without volume limitations pursuant to Rule 144 under the Securities Act, will have certain registration and other rights until August 8, 2015.

    A copy of the fully executed Termination to Amended and Restated Investor Rights Agreement is attached hereto as Exhibit 99.1 and incorporated by reference herein.

Item 8.01.  Other Events.

    On August 23, 2011, Higher One announced that its board of directors authorized a share repurchase program pursuant to which Higher One may repurchase up to $40 million of its issued and outstanding shares of common stock through September 7, 2012.  Repurchases under the program may be effected through open market purchases, trading plans established in accordance with Securities and Exchange Commission rules, derivative transactions or other means. The timing and amount of repurchases under the authorization will depend on market conditions and Higher One’s other funding requirements.

    The press release announcing the share repurchase program is attached hereto as Exhibit 99.2 and incorporated by reference herein.

Item 9.01.  Financial Statements and Exhibits.

(d)                      Exhibits

99.1	Termination to Amended and Restated Investor Rights Agreement, dated August 22, 2011.

99.2	Press release issued by Higher One on August 23, 2011.

SIGNATURE

    Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: August 23, 2011

HIGHER ONE HOLDINGS, INC.

By:	/s/ Mark Volchek
Mark Volchek Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
99.1	Termination to Amended and Restated Investor Rights Agreement, dated August 22, 2011.

99.2	Press release issued by Higher One on August 23, 2011.